Exhibit 10(b)(p)

EXHIBIT H

2003 LONG TERM INCENTIVE PLAN OF C. R. BARD, INC.

MANAGEMENT STOCK PURCHASE PROGRAM

ELECTIVE AND PREMIUM SHARE UNITS

TERMS AND CONDITIONS

(Amended and Restated as of January 1, 2008)

C. R. BARD, INC., a New Jersey corporation (the “Corporation”), will provide to each employee of the Corporation or its affiliates selected by the Compensation Committee of the Corporation’s Board of Directors or its delegate (the “Employee”), a grant of restricted stock units (“Elective and Premium Share Units”) governed by these Terms and Conditions as of the date on which the Employee’s next annual, formula-based bonus is otherwise payable (the “Date of Grant”).

The Management Stock Purchase Program as described in these Terms and Conditions is a program for issuing restricted stock units under the 2003 Long Term Incentive Plan of C. R. Bard, Inc., as amended and restated from time to time (the “Plan”), a copy of which is available upon request from the Corporation. Any term capitalized herein but not defined shall have the same meaning set forth in the Plan. In accordance with the Plan, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) has determined that Employee will receive a grant of Elective and Premium Share Units, subject to the terms and conditions hereinafter provided.

Elective and Premium Share Units are intended to constitute an “unfunded” deferred compensation benefit. The Corporation grants Elective and Premium Share Units primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Corporation, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, as such, to be exempt from the provisions of Parts II, III and IV of Title I of ERISA. The Committee has determined that Employee is part of a select group of management or a highly compensated employee of the Corporation for purposes of ERISA.

1.    Number of Elective and Premium Share Units.  The Corporation shall grant the Employee that number of Elective and Premium Share Units that correspond to the calculations set forth below based on the amount of the Employee’s annual, formula-based bonus that the Employee elects to defer pursuant to a Deferral Election Form and Award Agreement.

The Corporation shall grant Employee (i) a number of Elective Share Units equal to the amount of the Employee’s annual formula-based bonus compensation that he or she elects to defer (but not less than 25% of such compensation unless the Employee satisfies the ownership guidelines established by the Corporation) divided by the lesser of (a) the Fair Market Value of a share of the Corporation’s Common Stock on the first business day in July of the calendar year preceding the date the deferred bonus otherwise would have been payable; or (b) the Fair Market Value of a share of the Corporation’s Common Stock on the date the deferred bonus otherwise would have been payable (the “Applicable Fair Market Value”) and rounded up to the next whole number; plus (ii) a number of Premium Share Units determined as follows:

(A)	Determine the Applicable Fair Market Value as of the date the bonus otherwise would have been payable.

(B)	Multiply the Applicable Fair Market Value by 70%.

(C)	Divide the total dollar amount deferred by the result in (B) above and round up to the next whole number.

(D)	Subtract the number of Elective Share Units determined above from the result in (C) above.

For purposes of these Terms and Conditions, “Fair Market Value” means, on a given date, (i) if there should be a public market for the Corporation’s shares on such date, the arithmetic mean of the high and low prices of our shares as reported on such date on the composite tape of the principal national securities exchange on which such shares are listed or admitted to trading, or, if the shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per share closing bid price and per share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of our shares shall have been reported on the composite tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for our shares on such date, the fair market value shall be the value established by the Committee in good faith.

2.    Employee Accounts.  The Elective Share Units and Premium Share Units granted hereunder shall be credited to book entry accounts maintained by the Corporation on behalf of Employee.

3.    Vesting.

(a)    The Elective Share Units shall at all times be 100% vested and non-forfeitable.

(b)    The Premium Share Units shall become vested (i) as to one hundred percent (100%) of the units on the fourth (or, for Canadian employees, third) anniversary of their Date of Grant if the Employee continues to be employed by the Corporation or a subsidiary of the Corporation (the “Employer”) through such date; or (ii) in such amount and on such date as the Committee shall determine (the “Vesting Date”).

(c)    Except as otherwise specifically provided in these Terms and Conditions, if the Employee’s employment with an Employer terminates before the Vesting Date, the Premium Share Units shall be forfeited.

(d)    If the Employee terminates employment with an Employer due to death, Disability or Retirement (as defined below), then the Premium Share Units credited to the Employee’s account shall become vested and non-forfeitable based upon the following formula of (A) multiplied by (B) multiplied by (C); where (A) equals the number Premium Share Units; (B) equals 25% (or, for Canadian employees, 33 1/3%) and (C) equals the whole number of years from the Date of Grant through the date that the Employee terminates employment due to death, Disability or Retirement. Any partial years shall be disregarded.

(e)    Upon a Change in Control (as defined below) all Premium Share Units shall become immediately and fully vested.

(f)    Notwithstanding anything in the Plan to the contrary, for purposes of vesting and distributions of Share Units under Sections 3 and 4 of these Terms and Conditions, the following terms shall have the meaning as set forth below.

(i)    “Retirement” shall mean normal or early retirement under the terms of the Employer’s qualified defined benefit pension plan or such other voluntary termination of employment classified by the Employer as a Retirement for purposes of these Terms and Conditions.

(ii)    “Disability” shall mean inability of an Employee to perform in all material respects his duties and responsibilities to the Corporation, or any subsidiary of the Corporation, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee.

(iii)    “Change in Control” shall mean: (A) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Corporation where such acquisition causes such Person to own 50% or more of the total fair market value of the stock of the Corporation or 35% or more of the total voting power of the stock of the Corporation; or (B) individuals who, as of the date hereof, constituted the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reasons to constitute at least a majority of the Board of Directors of the Corporation; provided, that any person becoming a Director subsequent to the date hereof, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of a majority of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, which is or would be subject to Rule 14a-11 of Regulation 14A promulgated under the Act) shall be, for purposes of these Terms and Conditions, considered as though such person were a member of the Incumbent Board.

For purposes of the definition of Change of Control, the following definitions shall be applicable:

(a)    The term “person” shall mean any individual, group, corporation or other entity.

(b)    For purposes of this definition only, any person shall be deemed to be the “beneficial owner” of any shares of capital stock of the Corporation:

(i)    which that person owns directly, whether or not of record, or

(ii)    which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

(iii)    which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by an

“affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

(iv)    which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by any other person with which that person or such person’s “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.

(c)    The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clauses (b)(ii), (iii) and (iv), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

(iv)    “Deferral Period” shall mean for Elective Share Units and Premium Share Units the period from the Date of Grant until the date of their distribution under Section 4 below.

4.    Distributions.

(a)    In General.  Except as provided in Sections 4(b), 4(c), 4(d), or 4(e) below, Employee may elect to receive the number of shares of common stock, par value $.25, of the Corporation (the “Shares”) underlying the vested Elective Share Units and the Premium Share Units credited to his or her account upon (i) the earlier of the fourth anniversary of the Date of Grant or the Employee’s termination of employment (or Retirement); (ii) a specified date no earlier than the fourth anniversary of the Date of Grant; (iii) his or her termination of employment (or Retirement); or (iv) the earlier of the specified date selected in (ii) above or his or her termination of employment (or Retirement). In the event that no such election is made at the time of the initial election to defer bonus under this program, the Employee’s vested Premium and Elective Share Units shall be distributed upon the earlier of the Employee’s termination of employment (or Retirement) or the fourth anniversary of the Date of Grant and, except as otherwise determined by the Committee, all nonvested Share Units shall be forfeited.

(b)    Six Month Delay.  If Shares become payable to the Employee as a result of the Employee’s termination of employment (or Retirement), other than a termination from employment directly resulting from death or Disability, the Shares payable to the Employee shall not be made before the date which is six (6) months after the date of the Employee’s termination of employment (or Retirement).

(c)    Payment to Covered Employees.  If the Employee is a “Covered Employee” within the meaning of Section 162(m) of the Code, the Shares payable that would constitute compensation to the Employee that is not deductible by the Corporation or a Subsidiary of the Corporation due to the application of Section 162(m) of the Code shall not be distributed until the Employee ceases to be a Covered Employee of the Corporation; provided, that any such Shares deferred under this sentence shall in any event be delivered to the Employee on or before January 15 of the first year in which the Employee is no longer a Covered Employee of the Corporation.

(d)    Death and Disability.  In the event that the Employee dies or incurs a Disability, the Shares underlying his or her vested Elective and Premium Share Units shall be distributed as soon as practicable to the Employee or his or her estate, as applicable.

(e)    Deferred Delivery.  The Employee may elect to defer receipt of the delivery of the Shares underlying his or her Elective and Premium Share Units to any specified date (a “Deferred Delivery Election”), provided that no such election shall be effective unless it is made at least 12 months prior to the date on which the Employee would otherwise have received his or her distribution under this program and provided further that the distribution resulting from this election shall not occur earlier than five (5) years after the date on which the Employee would have otherwise received his or her distribution.

(f)    Delivery of Shares.  Delivery of the Shares underlying an Employee’s vested Elective and Premium Share Units shall be made as soon as administratively feasible after the end of the applicable Deferral Period or, if a Deferred Delivery Election has been made after the date indicated in the Deferred Delivery Election. Upon the issuance or transfer of Shares in accordance with this Section 4, the number of Elective and Premium Share Units equal to the number of Shares issued or transferred to Employee shall be extinguished.

(g)    Change of Control.  In the event of a Change of Control, the Corporation shall deliver to the Employee a number of Shares equal to the number of Elective and Premium Share Units credited to the Employee’s account as soon as administratively possible. All of the Employee’s Elective and Premium Share Units shall then be extinguished.

5.    Dividends.  Employee shall have the right to receive cash in an amount equal to all cash dividends that would be payable on the Shares underlying the Elective and Premium Share Units credited to the Employee’s account as if such Shares were actually held by such Employee. The Corporation shall pay such cash to each such Employee as soon as administratively practicable following the related dividend payment date.

6.    No Rights of a Shareholder.  Employee shall not have any rights as a shareholder of the Corporation, including, but not limited to, voting rights, with respect to the Shares payable pursuant to the Elective and Premium Share Units, until such Shares have been registered in the Corporation’s register of shareholders.

7.    Transferability.  Prior to the delivery of Shares underlying the Employee’s vested Elective and Premium Share Units and except as otherwise provided herein, Elective and Premium Share Units may not be assigned, alienated, attached, sold or transferred, pledged or otherwise disposed of or encumbered by Employee, otherwise than by will or by the laws of descent and distribution. Any attempt to assign, transfer, pledge or otherwise dispose of the Elective and Premium Share Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Elective and Premium Share Units, shall be null, void and without effect; provided, however, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Employee may designate a beneficiary, on a form supplied by the Committee, who may possess all rights with respect to the Elective and Premium Share Units under the terms hereof in the event of Employee’s death. No such permitted transfer of the Elective and Premium Share Units to heirs or legatees of Employee shall be effective to bind the Corporation or its Subsidiaries unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

8.    No Right to Continued Employment.  The granting of the Elective and Premium Share Units evidenced hereby and these Terms and Conditions shall impose no obligation on the Corporation, its Subsidiaries, or any affiliate to continue the employment of Employee and shall not lessen or affect the Corporation’s, Subsidiary’s, or any affiliate’s right to terminate the employment of such Employee.

9.    Securities Act of 1933; Legend on Certificates.  Upon the acquisition of any Shares payable with respect to the Elective and Premium Share Units, Employee will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with these Terms and Conditions. If the Corporation determines that any issuance or delivery of Shares to Employee pursuant to these Terms and Conditions will violate the requirements of any applicable federal or state laws, rules or regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended), such issuance or delivery may be postponed until the Corporation is satisfied that the distribution will not violate such laws, rules or regulations. Any such Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of Employee. Certificates delivered to Employees may bear such legends as the Corporation may deem advisable.

10.    Administration.  The Committee has appointed the Vice President – Human Resources of the Corporation as the Administrator of this program. The Administrator is responsible for carrying out the provisions of these Terms and Conditions, including interpretations of these Terms and Conditions, establishment of rules for day-to-day operation of these Terms and Conditions and approval of eligibility for benefits subject to final approval by the Committee. Subject to the terms of the Plan, the Administrator’s determinations and interpretations shall be final.

11.    Claims Procedures.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this program (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee or its delegate, setting forth the claim. The Committee shall deliver a reply to the Claimant within 90 days of receipt of the claim. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause and by providing notice to the Claimant, in writing, of the extension within the original 90 day period. Any denial of the claim, in whole or in part, shall set forth the following: the specific reason for the denial; the specific reference to pertinent provisions of this program upon which the denial is based; a description of any additional materials or information necessary for the Claimant to perfect the claim; appropriate information as to the steps the Claimant should take to appeal the denial; the time limits for requesting an appeal; and a statement of the Claimant’s right to bring an action under Section 502 of ERISA upon a claim denial on appeal.

Within 60 days after receipt by the Claimant of the denial, the Claimant may request in writing that the Committee review its determination. The Claimant or his or her authorized representation may, but need not, review pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within the 60 day time period, the Claimant shall be barred and estopped from challenging the determination.

Within 60 days after the Committee’s receipt of a request for appeal, it shall review the initial denial. After considering all materials presented to the Committee, the Committee shall render an opinion, drafted in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the denial and containing specific references to the pertinent provisions of this program upon which the decision is based and a statement of the Claimant’s right to bring an action under Section 502 of ERISA. If special circumstances require that the 60 day time period be extended, the Committee shall so notify the Claimant and shall render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

12.    Notices.  Any notice required or permitted under these Terms and Conditions shall be deemed given when delivered personally, or when deposited in a United States Post Office as registered mail, postage prepaid, addressed, as appropriate, either to Employee at his or her address hereinabove set forth or such other address as he or she may designate in writing to the Corporation, or to the Corporation, Attention: Secretary, at 730 Central Avenue, Murray Hill, New Jersey 07974, or such other address as the Corporation may designate in writing to Employee.

13.    Failure to Enforce Not a Waiver.  The failure of the Corporation to enforce at any time any provision of these Terms and Conditions shall in no way be construed to be a waiver of such provision or of any other provision hereof.

14.    No Limitation on Rights of the Corporation.  The grant of the Elective and Premium Share Units shall not in any way affect the right or power of the Corporation to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

15.    Incorporation by Reference.  These Terms and Conditions incorporate by reference the terms and conditions outlined in the prospectus for the Plan.

16.    Governing Law.  These Terms and Conditions shall be governed by and construed according to the laws of the State of New Jersey, determined without regard to its conflicts of law rules.

17.    Share Units Subject to Plan.  By making an election to defer under this program, Employee agrees and acknowledges that Employee has received and read a copy of the Corporation’s prospectus relating to the Plan. A copy of the Plan document shall be provided upon Employee’s request. The Elective and Premium Share Units provided for herein are granted pursuant to, and subject in all respects to, the Plan. In the event of any inconsistency between the provisions of the Plan and these Terms and Conditions, the Plan provisions shall govern, as applicable, except that with respect to the definition of the term Change in Control, such term shall have the meaning prescribed by these Terms and Conditions.